_________________________________________________________________


                           STOCK PURCHASE AGREEMENT

                   dated as of the 31st day of January, 1996

                                by and between

                         U.S. OFFICE PRODUCTS COMPANY,
                            a Delaware corporation

                                      and

                               ERIC JOHN WATSON


       _________________________________________________________________


                               TABLE OF CONTENTS

                                                                          Page

1.    SALE AND PURCHASE OF SHARES..........................................  1
      1.1   The Stock Sale.................................................  1
      1.2   Certain Information With Respect to the Capital Stock of the
            COMPANY and USOP..............................................  2

2.    CLOSING..............................................................  2
      2.1   Place and Date of Closing......................................  2
      2.2   Closing Deliveries.............................................  3
      2.3   Post-Closing Adjustment to Consideration.......................  4
      2.4   Elective Adjustment to Consideration...........................  6
      2.5   Conversion of Stockholder Debt to Equity.......................  7
      2.6   Default at Closing.............................................  7

3.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER....................  8
      3.1   Due Organization...............................................  8
      3.2   Authorization; Validity........................................  9
      3.3   Capital Stock of the COMPANY...................................  9
      3.4   Transactions in Capital Stock, Accounting
              Treatment....................................................  9
      3.5   No Bonus Shares................................................  9
      3.6   Subsidiaries................................................... 10
      3.7   Financial Statements........................................... 10
      3.8   Liabilities and Obligations.................................... 11
      3.9   Accounts and Notes Receivable.................................. 12
      3.10  Permits and Intangibles........................................ 12
      3.11  Environmental Matters.......................................... 13
      3.12  Real and Personal Property..................................... 14
      3.13  Significant Customers; Material Contracts and
              Commitments.................................................. 15
      3.14  Title to Real Property......................................... 16
      3.15  Insurance...................................................... 17
      3.16  Compensation; Employment Agreements............................ 17
      3.17  Employee Benefit Plans......................................... 17
      3.18  Conformity with Law; Litigation................................ 18
      3.19  Taxes.......................................................... 19
      3.20  No Violations.................................................. 19
      3.21  Government Contracts........................................... 20
      3.22  Absence of Changes............................................. 20
      3.23  Deposit Accounts; Powers of Attorney........................... 22
      3.24  Relations with Governments..................................... 22
      3.25  Disclosure..................................................... 22
      3.26  USOP Prospectus................................................ 23
      3.27  Absence of Claims Against...................................... 23
      3.28  COMPANY Forecast............................................... 23

4.    REPRESENTATIONS OF USOP.............................................. 23
      4.1   Due Organization............................................... 23
      4.2   USOP Stock..................................................... 24
      4.3   Authorization; Validity of Obligations......................... 24
      4.4   No Conflicts................................................... 24
      4.5   Capitalization of USOP and Ownership of USOP................... 25
      4.6   Conformity with Law............................................ 25
      4.7   Financial Statements........................................... 26
      4.8   Disclosure..................................................... 26

5.    COVENANTS PRIOR TO CLOSING........................................... 27
      5.1   Access and Cooperation; Due Diligence.......................... 27
      5.2   Conduct of Business Pending Closing............................ 28
      5.3   Prohibited Activities.......................................... 29
      5.4   No Shop........................................................ 30
      5.5   Notice to Bargaining Agents.................................... 31
      5.6   Amendment of Schedules......................................... 31
      5.7   Breach of Certain Covenants.................................... 31
      5.8   Cooperation in Obtaining Required Consents and
              Approvals.................................................... 32
      5.9   Acquisition of Minority Stockholder COMPANY
              Shares....................................................... 32
      5.9   Capitalization of Stockholder Loans and Advances............... 32

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER............... 33
      6.1   Representations and Warranties; Performance of
              Obligations.................................................. 33
      6.2   No Litigation.................................................. 33
      6.3   No Material Adverse Change..................................... 33
      6.4   Minority Stockholder Transactions.............................. 33
      6.5   Consents and Approvals......................................... 34
      6.6   Releases....................................................... 34
      6.7   Certificates................................................... 34
      6.8   Payment Instruction Letter..................................... 35
      6.9   Due Diligence Review........................................... 35
      6.10  COMPANY Articles............................................... 35

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF USOP.......................... 35
      7.1   Representations and Warranties; Performance of
              Obligations.................................................. 35
      7.2   No Litigation.................................................. 35
      7.3   Due Diligence Review........................................... 36
      7.4   No Material Adverse Change..................................... 36
      7.5   Minority Stockholder Transactions.............................. 36
      7.6   Consents and Approvals......................................... 36
      7.7   Certificates................................................... 37
      7.8   Insurance...................................................... 37
      7.9   COMPANY Articles............................................... 37
      7.10  Consolidation.................................................. 37

8.    INDEMNIFICATION...................................................... 37
      8.1   Indemnification by the STOCKHOLDER............................. 37
      8.2   Indemnification by USOP........................................ 39
      8.3   Survival of Representations and Warranties..................... 40
      8.4   Third Person Claims............................................ 40
      8.5   Indemnification Payments....................................... 43
      8.6   Exclusive Remedy............................................... 44
      8.7   Insurance Proceeds............................................. 44

9.    NONCOMPETITION....................................................... 44
      9.1   Prohibited Activities.......................................... 44
      9.2   Damages........................................................ 45
      9.3   Reasonable Restraint........................................... 46
      9.4   Severability; Reformation...................................... 46
      9.5   Independent Covenant........................................... 46
      9.6   Materiality.................................................... 47
      9.7   Early Termination of Covenant.................................. 47
      9.8   Scope of Covenant in Certain Circumstances..................... 47

10.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION............................ 47
      10.1  STOCKHOLDER.................................................... 47
      10.2  USOP........................................................... 48
      10.3  Damages........................................................ 49
      10.4  Survival....................................................... 49

11.   FEDERAL SECURITIES ACT REPRESENTATIONS............................... 49
      11.1  Economic Risk; Sophistication.................................. 49
      11.2  Sales of Stock................................................. 50

12.   GENERAL.............................................................. 52
      12.1  Accounts Receivable............................................ 52
      12.2  Termination.................................................... 53
      12.3  Cooperation.................................................... 53
      12.4  Successors and Assigns......................................... 54
      12.5  Entire Agreement............................................... 54
      12.6  Counterparts................................................... 54
      12.7  Brokers and Agents............................................. 54
      12.8  Expenses....................................................... 55
      12.9  Notices........................................................ 55
      12.10  Governing Law................................................. 56
      12.11  Exercise of Rights and Remedies............................... 57
      12.12  Time.......................................................... 57
      12.13  Reformation and Severability.................................. 57
            12.14  Certain Post-Closing Matters............................ 57
            12.15  Currency Conversion..................................... 61
            12.16  Limitation on Certain Claims............................ 61


                             SCHEDULES and ANNEXES


Annex I            -  Stockholders and Stock Ownership of the COMPANY
Annex II           -  Form of Employment Agreement
Schedule 2.3       -  Accounting Schedule
Schedule 3.1       -  Qualifications to Do Business
Schedule 3.6       -  Subsidiaries
Schedule 3.7       -  Financial Statements
Schedule 3.8       -  Liabilities and Obligations
Schedule 3.9       -  Accounts and Notes Receivable
Schedule 3.10      -  Licenses, Franchises, Permits and other Governmental
                      Authorizations
Schedule 3.12      -   Real Property, Leases and Significant Personal Property
Schedule 3.13      -   Significant Customers and Material Contracts
Schedule 3.15      -   Insurance Policies and Claims
Schedule 3.16      -   Stockholders, Officers, Directors and Key Employees;
                      Employment Agreements; Compensation
Schedule 3.17      -   Employee Benefit Plans
Schedule 3.19      -   Tax Returns and Examinations
Schedule 3.22      -   Changes Since Balance Sheet Date
Schedule 3.23      -   Deposit Accounts; Powers of Attorney



                           STOCK PURCHASE AGREEMENT
      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 31st day of January, 1996, by and between U.S. OFFICE PRODUCTS COMPANY, a Delaware corporation ("USOP"), and ERIC JOHN WATSON (the "STOCKHOLDER"), the principal stockholder of Blue Star Group Limited, a New Zealand corporation (the "COMPANY"). There are four other stockholders of the COMPANY, BSI Investments Limited, a New Zealand corporation, Grant Keith Baker, Maurice George Kidd and Paul Anthony Smithies (all such other stockholders, the "Minority Stockholders").
            WHEREAS, the STOCKHOLDER and the Minority Stockholders own all of the issued and outstanding shares of capital stock of the COMPANY.
      Prior to the Closing of the transactions contemplated hereby, the STOCKHOLDER intends to acquire certain of the shares of capital stock of the COMPANY owned by the Minority Stockholders and certain of the indebtedness obligations of the COMPANY to the Minority Stockholders;
            WHEREAS, USOP desires to purchase from the STOCKHOLDER, and the STOCKHOLDER desires to sell to USOP, 51% of the issued and outstanding shares of capital stock of the COMPANY and 51% of the indebtedness obligations of the COMPANY to its stockholders in accordance with the provisions of this Agreement;
      NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    SALE AND PURCHASE OF SHARES
      1.1 The Stock Sale. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as hereinafter defined) the STOCKHOLDER shall sell to USOP and USOP shall purchase from the STOCKHOLDER (a) 3,187,500 of the shares of COMPANY stock owned by the STOCKHOLDER on such date (being 51% of all of the then issued and outstanding shares of COMPANY stock) and (b) 51% of the indebtedness obligations of the COMPANY to its stockholders on such date in exchange for
(X) US$10 million cash and (y)(i) if the Market Price on the Closing Date (as defined below) of USOP Stock (as defined below) is above US$14.00 a share, 1,212,121 registered shares of common stock, US$.001 par value ("USOP Stock"), of USOP, or (ii) if the Market Price on the Closing Date of USOP Stock is US$14.00 a share or lower, 1,428,571 registered shares of USOP Stock. For purposes of this Agreement, "Market Price on the Closing Date" means the average of the closing prices (per share) of USOP Stock quoted on The Nasdaq National Market of The Nasdaq Stock Market, Inc. (the "NASDAQ System") as of the close of trading in New York City, averaged over a period of ten consecutive business days consisting of the business day immediately preceding the Closing Date and the nine consecutive business days prior to such day.
      1.2 Certain Information With Respect to the Capital Stock of the COMPANY and USOP. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the COMPANY and USOP as of the date of this Agreement are as follows:
            (i) the authorized capital stock of the COMPANY consists of 6,250,000 ordinary shares of stock, NZ$.10 par value per share ("COMPANY Stock"), all of which shares of COMPANY Stock are issued and outstanding; and
            (ii) the authorized capital stock of USOP is 25,000,000 shares of USOP Stock (as increased to 100,000,000 shares of USOP Stock on February 2, 1996), of which on January 31, 1996 19,732,050 shares were issued and outstanding, and 500,000 shares of preferred stock, US$.001 par value, of which no shares are issued and outstanding.
2.    CLOSING
      2.1 Place and Date of Closing. The consummation of the sale and purchase of shares referred to in Section 1 hereof and the other transactions contemplated by this Agreement (hereinafter referred to as the "Closing")
shall take place at the offices of Russell McVeagh McKenzie Bartleet & Co, The Shortland Centre, 51-53 Shortland Street, Auckland 1, New Zealand, on February 21, 1996, or as soon as practicable after all conditions to Closing shall have been satisfied or waived, or at such other time and date as USOP and the STOCKHOLDER may mutually agree, which date shall be referred to as the "Closing Date".
      2.2   Closing Deliveries.  At the Closing:
            (a) The STOCKHOLDER shall cause to be conveyed to USOP in accordance with applicable law and free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, 51% of the issued and outstanding shares of COMPANY Stock and 51% of the indebtedness obligations of the COMPANY to its stockholders on such date, in exchange for the delivery by USOP to the STOCKHOLDER of:
                  (i) cash in the currency and amount to be delivered to the STOCKHOLDER pursuant to Section 1.1 hereof (such delivery to be made by wire or interbank transfer to such account at such bank as the STOCKHOLDER may direct, or as the STOCKHOLDER may otherwise direct, in a written notice delivered to USOP at least three business days prior to the Closing); and
                  (ii) a certificate or certificates (as directed by the STOCKHOLDER in a written notice delivered to USOP at least three business days prior to the Closing) representing the number of registered shares of USOP Stock to be delivered to the STOCKHOLDER pursuant to Section 1.1 hereof.
            (b) The STOCKHOLDER shall enter into an Employment Agreement substantially in the form set forth in Annex II hereto (as so executed and delivered, the "Employment Agreement"), which shall also have been executed and delivered by the COMPANY.
            (c) The STOCKHOLDER shall make available to USOP the written resignations of all the directors and officers of the COMPANY and its Subsidiaries (as hereinafter defined), except for the three directors of the COMPANY to be designated by the STOCKHOLDER pursuant to Section 12.14(e) hereof and Subsidiary directors who hold minority interests in Subsidiaries, such resignations to be effective as of the Closing, and shall cause to be made available to the successor and any continuing directors and officers of the COMPANY (the "post-Closing COMPANY directors and officers") all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer and subscriber lists, files and other documents, instruments and papers belonging to the COMPANY and shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of the COMPANY and of all other things and matters pertaining to the operation of the business of the COMPANY to be transferred and delivered to the post-Closing COMPANY directors and officers. At the Closing, the STOCKHOLDER shall also deliver to USOP, and USOP shall deliver to the STOCKHOLDER, the certificates, opinions and other instruments and documents referred to in Sections 7 and 6 hereof, respectively.
      2.3   Post-Closing Adjustment to Consideration.
            (a) The parties hereto acknowledge and agree that the consideration to be paid to the STOCKHOLDER pursuant to Section 1.1 hereof is based upon the premise that as of the Closing Date the COMPANY's consolidated net worth, as determined in accordance with New Zealand generally accepted accounting principles ("Net Worth"), will be equal to or greater than US$15 million. The parties hereto acknowledge that New Zealand generally accepted accounting principles include loans and advances to the COMPANY and its Subsidiaries from their stockholders as equity. The STOCKHOLDER has attached hereto as Schedule 2.3 (the "Accounting Schedule") showing the Net Worth as of September 30, 1995 (hereinafter referred to as the "Balance Sheet Date"), which Schedule
      2.3 shall be updated by the STOCKHOLDER as of the Closing Date. USOP shall cause Price Waterhouse LLP to review such updated Schedule as promptly as practicable after the Closing Date to determine its accuracy and, in the event that Price Waterhouse LLP does not agree with updated
      Schedule 2.3, shall deliver a written notice to the STOCKHOLDER setting forth Price Waterhouse LLP's determination of Net Worth as of the
      Closing Date.
            (b)  In the event that Price Waterhouse LLP does not agree with the updated Accounting Schedule, USOP and the STOCKHOLDER shall seek to resolve the amount, if any, of the consideration adjustment to be made pursuant to Section 2.3(c) hereof. In the event that USOP and the STOCKHOLDER cannot resolve the amount of such adjustment, they shall mutually agree on an independent accounting firm to review the updated Accounting Schedule and determine the amount, if any, of the consideration adjustment to be made, provided, that if the parties are unable to agree on such an independent accounting firm, such firm shall be a "big-six" accounting firm selected by the president of the New Zealand Society of Accountants. The determination of such independent accounting firm shall be final and binding on the parties hereto. The costs of the independent accounting firm shall be borne by the party (either USOP or the STOCKHOLDER) whose determination of Net Worth as of the Closing Date was furthest from the determination of the independent accounting firm, or equally by USOP and the STOCKHOLDER in the event that the determination by the independent accounting firm is equidistant between the determinations of the parties.
            (c) In the event that Net Worth at the Closing Date is less than US$15 million, the STOCKHOLDER shall pay to USOP (as a reduction in the consideration paid to the STOCKHOLDER pursuant to Section 1.1 hereof) in U.S. Dollars an amount equal to the product of 51% multiplied by the difference between US$15 million and the Net Worth at the Closing Date; provided that if USOP has previously been indemnified by the STOCKHOLDER pursuant to Section 8 hereof with respect to a matter which results in or contributes to a Net Worth deficiency, the amount to be paid by the STOCKHOLDER to USOP pursuant to this Section 2.3(c) shall be reduced by the amount of such indemnification payment attributable to the Net Worth deficiency.
            (d) Obligations of the STOCKHOLDER under this Section 2.3 will be satisfied either by (i) the payment of immediately available funds to USOP in the amount of such obligations in U.S. Dollars, or (ii) the delivery of shares of USOP Stock to USOP, valued at Market Price on the date of delivery, or (iii) any combination of USOP Stock or immediately available funds in the amount of such obligations. "Market Price on the date of delivery" means the average of the closing prices (per share) of USOP Stock quoted in the NASDAQ System as of the close of trading in New York City, averaged over a period of ten consecutive business days consisting of the business day immediately preceding the date of delivery and the nine consecutive business days prior to such day.
      2.4 Elective Adjustment to Consideration. Promptly following the Closing, USOP and the STOCKHOLDER shall cause the COMPANY's fiscal year to be changed to coincide with USOP's fiscal year (which ends on April 30 of each year). At USOP's election, written notice of which must be delivered to the STOCKHOLDER on or before May 1, 1996 to be effective, the consideration to be paid to the STOCKHOLDER pursuant to Section 1.1 hereof shall be further adjusted as follows: (i) if 51% of seven times the COMPANY's consolidated pre-tax earnings for its 1997 fiscal year (determined in accordance with New Zealand generally accepted accounting principles) exceeds US$30 million, then USOP shall pay the STOCKHOLDER in U.S. Dollars as additional consideration the amount of such excess, and (ii) if 51% of seven times the COMPANY's consolidated pre-tax earnings for its 1997 fiscal year (determined in accordance with New Zealand generally accepted accounting principles) is less than US$30 million, then the STOCKHOLDER shall pay USOP in U.S. Dollars the amount of such deficiency; provided that if USOP has previously been indemnified by the STOCKHOLDER pursuant to Section 8 hereof with respect to a matter which results in or contributes to a deficiency in the COMPANY's consolidated pre-tax earnings for its 1997 fiscal year, the amount to be paid by the STOCKHOLDER to USOP pursuant to this Section 2.4 shall be reduced by the amount of such indemnification payment attributable to such deficiency. Obligations of the STOCKHOLDER under this Section 2.4 will be satisfied either by (i) the payment of immediately available funds to USOP in the amount of such obligations in U.S. Dollars, or (ii) the delivery of shares of USOP Stock to USOP, valued at Market Price on the date of delivery (as defined above), or
(iii) any combination of USOP Stock or immediately available funds in the amount of such obligations.
      2.5 Conversion of Stockholder Debt to Equity. Immediately following the Closing, USOP and the STOCKHOLDER shall cause all loans and advances to the COMPANY and each Subsidiary from their stockholders (other than inter-company loans and advances among the COMPANY and its Subsidiaries) to be capitalized and converted from indebtedness interests to equity interests.
      2.6 Default at Closing. Notwithstanding the provisions of Section 2.2 hereof, if the STOCKHOLDER shall fail or refuse to deliver any shares of COMPANY Stock or any indebtedness obligations of the COMPANY to its stockholders, as provided in Section 2.2, or, if the STOCKHOLDER shall fail or refuse to consummate the transactions described in this Agreement on or prior to the Closing Date, USOP may refuse to make such acquisition and thereby terminate all of its obligations hereunder. The STOCKHOLDER acknowledges that the shares of USOP Stock and the indebtedness obligations of the COMPANY to its stockholders are unique and otherwise not available and agree that in addition to any other remedies, USOP may invoke any remedies available under applicable law to enforce delivery of such shares hereunder.
3.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
      (A)   Representations and Warranties of the STOCKHOLDER
            The STOCKHOLDER represents and warrants to USOP as follows:
      3.1 Due Organization. Each of the COMPANY and the subsidiaries of the COMPANY identified in Schedule 3.6 hereto (the "Subsidiaries") is a corporation duly organized, validly existing and is in good standing under the laws of its jurisdiction of incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the COMPANY and the Subsidiaries taken as a whole (a "Material Adverse Effect"). Schedule 3.1 hereto contains a list of all jurisdictions in which the COMPANY and each Subsidiary is authorized or qualified to do business. True, complete and correct copies of the
Certificate of Incorporation and By-laws, each as amended, of the COMPANY and each Subsidiary are attached hereto as Schedule 3.1. Such Certificates of Incorporation and By-laws are referred to herein as the "Charter Documents." The minute books of the COMPANY and each Subsidiary as heretofore made available to USOP are correct and complete in all material respects.
      3.2   Authorization; Validity.  The STOCKHOLDER has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of the STOCKHOLDER, enforceable in accordance with its terms.
      3.3 Capital Stock of the COMPANY. The authorized capital stock of the COMPANY is as set forth in Section 1.2(i) hereof. All of the issued and outstanding shares of the capital stock of the COMPANY have been duly authorized and validly issued, are fully paid and nonassessable and (a) on the date hereof, are owned of record and beneficially by the STOCKHOLDER and the Minority Stockholders in the amounts set forth in the first table in Annex I hereto, and (b) immediately prior to the Closing, will be owned of record and beneficially by the STOCKHOLDER and certain of the Minority Stockholders in the amounts set forth in the second table in Annex I hereto, and (c) in the case of shares owned by the STOCKHOLDER, are free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the COMPANY were offered, issued, sold and delivered by the COMPANY in compliance with all applicable state and national laws concerning the issuance of securities. Further, none of such shares were issued in violation of the preemptive rights of any stockholder.
      3.4 Transactions in Capital Stock, Accounting Treatment. No option, warrant, call, conversion right or commitment of any kind exists which may obligate the COMPANY to issue any shares of capital stock. The COMPANY has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.
      3.5 No Bonus Shares. None of the shares of COMPANY Stock was issued pursuant to awards, grants or bonuses.
      3.6   Subsidiaries.   The COMPANY has no subsidiaries other than those
listed on Schedule 3.6 hereto (previously defined as the Subsidiaries), and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity (other than the Subsidiaries), nor is the COMPANY, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.
Schedule 3.6 hereto lists the number of shares and class of authorized capital stock of the Subsidiaries, all of which shares are owned by the Company, free and clear of all liens, encumbrances and claims of every kind.
      3.7 Financial Statements. The STOCKHOLDER (a) has delivered to USOP (attached as Schedule 3.7 hereto) true, complete and correct copies of the COMPANY's audited Consolidated Balance Sheets as of March 31, 1995 and 1994 (the end of each of its two most recent completed fiscal years), and audited Consolidated Statements of Income, Cash Flows and Retained Earnings for each of its two most recent completed fiscal years (collectively, the "Audited Financials") and (b) has delivered to USOP (also attached as Schedule 3.7 hereto) true, complete and correct copies of the COMPANY's Balance Sheet (the "September Balance Sheet") as of the Balance Sheet Date and Consolidated Statements of Income, Cash Flows and Retained Earnings for the six-month period then ended (collectively, the "Interim Financials"; and together with the Audited Financials, the "COMPANY Financial Statements"). The COMPANY Financial Statements have been prepared in accordance with New Zealand generally accepted accounting principles applied on a consistent basis throughout the periods indicated (such principles on such basis being referred to herein as "NZGAAP"), subject, in the case of the Interim Financials to normal year-end audit adjustments, which in the aggregate will not be material, and to the omission of footnote information. Each of the Consolidated Balance Sheets included in the COMPANY Financial Statements presents fairly the consolidated financial condition of the COMPANY as of the dates indicated thereon, and each of the Consolidated Statements of Income, Cash Flows and Retained Earnings included in the COMPANY Financial Statements presents fairly the results of its consolidated operations for the periods indicated thereon.
      3.8   Liabilities and Obligations.
            (a) Except as disclosed on Schedule 3.8 attached hereto, neither the COMPANY nor any Subsidiary is liable for or subject to any liabilities except for:
                  (i) those liabilities reflected on the September Balance Sheet and not heretofore paid or discharged;
                  (ii)  those liabilities arising in the ordinary course of
            its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and
                  (iii) those liabilities incurred, consistent with past practice, in the ordinary course of business and either not required to be shown on the September Balance Sheet or arising since the Balance Sheet Date, which liabilities in the aggregate are of a character and magnitude consistent with past practice.
      For purposes of this Section 3.8 and Section 8.1 hereof, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
            (b) The STOCKHOLDER has delivered to USOP, in the case of those liabilities which are not fixed, a reasonable estimate of the maximum amount which may be payable. For each such liability for which the amount is not fixed or is contested, the STOCKHOLDER has provided to
      USOP (i) a summary description of the liability together with (A) copies of all relevant documentation relating thereto, (B) amounts claimed and any other action or relief sought and (C) name of claimant, (ii) all other parties to the claim, suit or proceeding and the name of each court or agency before which such claim, suit or proceeding is pending and (iii) the date such claim, suit or proceeding was instituted.
      3.9 Accounts and Notes Receivable. The STOCKHOLDER has delivered to USOP a summary (attached as Schedule 3.9 hereto) of the accounts and notes receivable of the COMPANY and the Subsidiaries as of January 31, 1996 (including without limitation receivables from and advances to employees and stockholders), which includes an aging of the summarized accounts and notes receivable showing amounts due in 30-day aging categories.
      3.10 Permits and Intangibles. Each of the COMPANY and the Subsidiaries owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights, the absence of any of which could have a Material Adverse Effect (the "Material Permits"). The STOCKHOLDER has delivered to USOP an accurate list and summary description (attached as
Schedule 3.10 hereto) of all Material Permits.  To the knowledge of the
COMPANY the Material Permits are valid, and the COMPANY has not received any notice that any governmental authority intends to modify, cancel, terminate or not renew any Material Permit. The COMPANY and each Subsidiary has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the COMPANY or any Subsidiary by, any Material Permit.
      3.11 Environmental Matters. (i) Each of the COMPANY and the Subsidiaries has complied with and is in compliance with all national, local and foreign statutes (civil and criminal), common laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it and its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws"), including without limitation Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Contaminants (as such terms are currently defined in any applicable Environmental Law), except to the extent that noncompliance with any Environmental Law, either singly or in the aggregate, does not and would not have a Material Adverse Effect; (ii) each of the COMPANY and the Subsidiaries has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Contaminants and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the COMPANY or any Subsidiary where Contaminants have been treated, stored, disposed of or otherwise handled, except to the extent that a failure to do so, either singly or in the aggregate, does not and would not have a Material Adverse Effect;
(iii) there have been no discharges of Contaminants or threats of discharges of Contaminants (as defined in Environmental Laws) at, from, in or on any property owned or operated by the COMPANY or any Subsidiary except as permitted by Environmental Laws or where such releases do not and would not have a Material Adverse Effect; (iv) the COMPANY knows of no on-site or off-site location to which the COMPANY or any Subsidiary has transported or disposed of Contaminants or arranged for the transportation of Contaminants, which site is the subject of any national, local or foreign enforcement action or any other investigation which could lead to any claim against the COMPANY, any Subsidiary or USOP for any clean-up cost, remedial work, damage to natural resources or personal injury, including without limitation any claim under New Zealand's Resource Management Act 1991, as amended; and (v) neither the
COMPANY nor any Subsidiary has or will have any liability in connection with any discharge of any Contaminants into the environment, except to the extent that such liability does not and would not have a Material Adverse Effect.
      3.12 Real and Personal Property. The STOCKHOLDER has delivered to USOP an accurate list (attached as Schedule 3.12 hereto) of all owned and leased real property, all personal property included in "depreciable plant, property and equipment" on the September Balance Sheet and all other personal property owned or leased by the COMPANY or any Subsidiary with a value in excess of US$50,000 individually (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of the COMPANY and the Subsidiaries and also including an indication as to which assets are currently owned by any stockholder of the COMPANY or business or personal affiliates of the COMPANY or any stockholder of the COMPANY. All of the trucks and other material machinery and equipment of the COMPANY and the Subsidiaries listed on
Schedule 3.12 are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 3.12 are in full force and effect and constitute valid and binding agreements of the COMPANY or the Subsidiaries and, to the knowledge of the COMPANY, the other parties thereto in accordance with their respective terms. All fixed assets used by the COMPANY or any Subsidiary that are material to the operation of their business are either owned by the COMPANY or the Subsidiaries or leased under an agreement listed on Schedule 3.10.  Schedule 3.12 includes without limitation true, complete and correct copies of all title reports and title insurance policies received or owned by the COMPANY or any Subsidiary that are still in effect. Schedule
3.12 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the COMPANY has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the COMPANY or any Subsidiary would require additional material expenditures of capital.
      3.13  Significant Customers; Material Contracts and Commitments.
Schedule 3.13 hereto contains an accurate list of (i) all significant customers of the COMPANY and the Subsidiaries (i.e. those customers representing 5% or more of the COMPANY's consolidated revenues for the 12 months ending on the Balance Sheet Date, or who have paid to the COMPANY and the Subsidiaries US$100,000 or more in any of the past four fiscal quarters) and (ii) all material contracts, commitments, leases, instruments, agreements, licenses or permits to which the COMPANY or any Subsidiary is a party or by which it or its properties are bound (including without limitation contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (a) as of the Balance Sheet Date and (b) entered into since the Balance Sheet Date (collectively, the "Material Contracts").
Schedule 3.13 hereto includes true, complete and correct copies of the Material Contracts. Except to the extent set forth on Schedule 3.13 hereto, (i) none of the COMPANY's significant customers have canceled or substantially reduced or, to the knowledge of the COMPANY, are currently attempting or threatening to cancel or substantially reduce service, (ii) the COMPANY and the Subsidiaries have complied with all of their respective material commitments and obligations and are not in default under any of the Material Contracts and no notice of default has been received with respect to any thereof and (iii) there are no Material Contracts that were not negotiated at arm's length with third parties not affiliated with the COMPANY or any officer, director or stockholder of the COMPANY. Except to the extent set forth on Schedule 3.13 hereto, (x) the COMPANY is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union and (y) no employees of the COMPANY or any Subsidiary are represented by any labor union, covered by any collective bargaining agreement or the subject of any campaign to establish such representation. There is no pending or, to the best of the COMPANY's knowledge, threatened labor dispute involving the COMPANY or any Subsidiary and any group of its employees nor has the COMPANY or any Subsidiary experienced any labor interruptions over the past three years and the COMPANY considers its relationship with its employees to be good.
      3.14  Title to Real Property.   The COMPANY and each Subsidiary has good
and insurable title to the real property owned and used in their respective businesses, including without limitation those reflected on Schedule 3.12 hereto, subject to no mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, except for:
            (i) liens reflected on Schedules 3.8 and 3.12 as securing liabilities reflected on such Schedules (with respect to which liabilities no default exists);
            (ii) liens for current taxes not yet payable and assessments not in default;
            (iii)  easements for utilities serving the property only; and
            (iv)  easements, covenants and restrictions and other exceptions to title shown of record in the office of the Register of Deeds (or comparable office) of each county in which the properties, assets and leasehold estates are located which do not in the aggregate materially adversely affect the current use of the property.
      3.15 Insurance. The STOCKHOLDER has delivered to USOP an accurate list (attached as Schedule 3.15 hereto) as of the Balance Sheet Date of all insurance policies carried by the COMPANY and the Subsidiaries and all insurance loss runs or workmen's compensation claims received for the past two policy years. Also attached to Schedule 3.15 are true, complete and correct copies of all current insurance policies, all of which are in full force and effect
      3.16  Compensation; Employment Agreements.  The STOCKHOLDER has
delivered to USOP an accurate schedule (attached as Schedule 3.16 hereto) showing all stockholders, officers, directors and key employees of the COMPANY and the Subsidiaries, listing the investment interests of such stockholders (including without limitation shareholdings and loans and advances) and listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof, and, in the case of Subsidiary stockholders, their investment interests in each Subsidiary (including without limitation shareholdings and loans and advances). The STOCKHOLDER has provided to USOP true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on
Schedule 3.16.
      3.17 Employee Benefit Plans. All employee benefit plans, programs and policies (whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by the COMPANY or any Subsidiary for the benefit of any current or former employee of the COMPANY or any Subsidiary or in which such employees are entitled to participate are listed in Schedule 3.17 (the "Benefit Plans"), and copies of all such written plans and policies, written descriptions of all such oral plans and policies, and all other documentation relating to such plans and policies have been delivered or made available to USOP. Except as disclosed on Schedule 3.17: (a) each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable laws; (b) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit
Plan; (c) all required contributions to Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with NZGAAP and the COMPANY and the Subsidiaries have performed all material obligations required to be performed under Benefit Plans; and (d) no employee of the COMPANY or any Subsidiary is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employee, there are no pending or, to the knowledge of the COMPANY, threatened representation campaigns concerning union representation involving any employee or efforts of any labor union or organization (or representatives thereof) to organize any employees.
      3.18 Conformity with Law; Litigation. Neither the COMPANY nor any Subsidiary has violated any law or regulation or any order of any court or national, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it, which violations in the aggregate would have a Material Adverse Effect; and except to the extent set forth in Schedule 3.8, there are no material claims, actions, suits or proceedings, pending or, to the knowledge of the COMPANY, threatened, against or affecting the COMPANY or any Subsidiary, at law or in equity, or before or by any national, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received.
      3.19  Taxes.   Except as set forth on Schedule 3.19, (i) there are no
examinations in progress or claims against the COMPANY or any Subsidiary for Taxes (as defined below) for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received; (ii) the COMPANY and each Subsidiary has timely filed or will timely file all requisite Tax returns, reports and forms ("Returns") for all periods ended on or before the Closing Date; (iii) the COMPANY and each Subsidiary has paid or has fully accrued for all Taxes, whenever determined, with respect to prior periods; and
(iv) copies of (1) any Tax examinations, (2) extensions of statutory limitations for the collection or assessment of Taxes and (3) the Returns of the COMPANY and each Subsidiary for the last three fiscal years are included as part of Schedule 3.19.
            For purposes of this Agreement, the term "Tax" shall be understood to include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest, imposed by New Zealand or any other country or any state, county, local or foreign government or subdivision or agency thereof.
      3.20 No Violations. Neither the COMPANY, any Subsidiary nor, to the knowledge of the COMPANY, any other party thereto is (i) in violation of any Charter Document or (ii) in default under any Material Contract (the Material Contracts, together with the Charter Documents, being referred to herein as the "Material Documents"); and, except as set forth in the Schedules attached to this Agreement, (a) the rights and benefits of the COMPANY and the Subsidiaries under the Material Documents will not be materially and adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or breach or constitute a default under, any of the terms or provisions of the Material Contracts or the Charter Documents. None of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.
      3.21  Government Contracts.   Neither the COMPANY nor any Subsidiary is
a party to any material governmental contracts subject to price redetermination or renegotiation.
      3.22 Absence of Changes. Since the Balance Sheet Date, except as contemplated hereby or as set forth on Schedule 3.22 there has not been:
            (i) any changes that, in the aggregate, have had a Material
      Adverse Effect;
            (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the COMPANY or any Subsidiary;
            (iii) any change in the authorized capital of the COMPANY or any Subsidiary or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;
            (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the COMPANY or any Subsidiary;
            (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the COMPANY or any Subsidiary to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;
            (vi) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the COMPANY or any Subsidiary;
            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of COMPANY or any Subsidiary to any person, including without limitation the STOCKHOLDER and his affiliates, other than in the ordinary course of business of the COMPANY and the Subsidiaries;
            (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the COMPANY or any Subsidiary, including without limitation any indebtedness or obligation of the STOCKHOLDER or any affiliate thereof, provided that the COMPANY and the Subsidiaries may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;
            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the COMPANY or any Subsidiary or requiring consent of any party to the transfer and assignment of any such assets, property or rights;
            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the COMPANY and the Subsidiaries;
            (xi)  any waiver of any material rights or claims of the COMPANY or any Subsidiary;
            (xii) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the COMPANY or any Subsidiary is a party; or
            (xiii) any transaction by the COMPANY or any Subsidiary outside the ordinary course of businesses.
      3.23 Deposit Accounts; Powers of Attorney. The STOCKHOLDER has delivered to USOP an accurate schedule (Schedule 3.23) as of the date of this Agreement, of:
            (i)  the name of each financial institution in which the COMPANY or any Subsidiary has any account or safe deposit box;
            (ii)  the names in which the accounts or boxes are held;
            (iii)  the type of account; and
            (iv) the name of each person authorized to draw thereon or have access thereto.
Schedule 3.23 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the COMPANY or any Subsidiary and a description of the terms of such power.
      3.24  Relations with Governments.  Neither the COMPANY nor any
Subsidiary has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause the COMPANY or any Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any law of similar effect.
      3.25 Disclosure. No representation or warranty by the STOCKHOLDER contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, USOP pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.
      3.26 USOP Prospectus. The STOCKHOLDER has received and reviewed a copy of, and has made his investment decision in USOP on the basis of, the prospectus contained in USOP's shelf registration statement on Form S-1 dated January 5, 1996 (as supplemented on January 18, 1996) (the "USOP Prospectus") and the representations, warranties, covenants and agreements of USOP set forth in this Agreement.
      3.27 Absence of Claims Against COMPANY. No stockholder or former stockholder of the COMPANY has any claim against the COMPANY except for (i) items specifically identified on Schedules 3.8 and 3.13 as being claims of or obligations to a stockholder or former stockholder and (ii) continuing obligations to stockholders relating to their employment by the COMPANY.
      3.28 COMPANY Forecast. The STOCKHOLDER has previously provided USOP with a true, correct and complete copy of the COMPANY's management forecast dated February 2, 1996 (the "Forecast"). The Forecast was prepared in good faith by the senior management of the COMPANY, and the COMPANY reasonably believes that there is a reasonable basis for the projections contained therein. The Forecast does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which they were made.
4.    REPRESENTATIONS OF USOP
      USOP represents and warrants to the STOCKHOLDER as follows:
      4.1 Due Organization. USOP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on its business, taken as a whole. Copies of the charter documents (collectively, the "USOP Charter Documents"), each, as amended, of USOP have been delivered to the STOCKHOLDER. USOP is not in violation of any USOP Charter Document.
      4.2 USOP Stock. The USOP Stock to be delivered to the STOCKHOLDER at the Closing Date will be duly authorized, validly issued shares of Common
Stock of USOP, credited as fully paid and nonassessable.
      4.3   Authorization; Validity of Obligations.  The representative of
USOP executing this Agreement has the corporate power and authority to enter into and bind USOP to the terms of this Agreement. USOP has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this
Agreement by USOP and the performance by USOP of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of
USOP, and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of USOP enforceable in accordance with its terms.
      4.4 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:
            (i) conflict with, or result in a breach or violation of the USOP Charter Documents;
            (ii) materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which USOP is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of USOP's properties pursuant to (A) any law or regulation to which USOP or any of its property is subject, or
      (B) any judgment, order or decree to which USOP is bound or any of its property is subject;
            (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of USOP; or
            (iv) violate, or require any filing, approval or consent under, any law, order, judgment, rule or regulation that USOP is subject to or bound by (except for filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the New Zealand Overseas Investment Act 1973 and the New Zealand Overseas Investment Regulations 1995, together with all rules and regulations promulgated thereunder).
      4.5   Capitalization of USOP and Ownership of USOP Stock.  The
authorized capital stock of USOP is as set forth in Section 1.2(ii). All of the shares of USOP Stock to be issued to the STOCKHOLDER in accordance herewith will be offered, issued, sold and delivered by USOP in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were or will be issued in violation of the preemptive rights of any stockholder.
      4.6 Conformity with Law. USOP is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a material adverse effect on the business of USOP and its subsidiaries, taken as a whole. There are no claims, actions, suits or proceedings, pending or, to the knowledge of USOP, threatened, against or affecting USOP, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received which, in any case, would have a material adverse effect on the business of USOP and its subsidiaries, taken as a whole.
      4.7 Financial Statements. USOP has delivered to the STOCKHOLDER true, complete and correct copies of USOP's (i) Consolidated Balance Sheets as of April 30, 1994 and 1995 (audited) and October 31, 1995 (unaudited), (ii) a Pro Forma Balance Sheet as of October 31, 1995 (unaudited), (iii) Consolidated Statements of Operations for the fiscal years ended April 30, 1993, 1994 and 1995 (audited) and for the six months ended October 31, 1995 (unaudited) and
(iv) Pro Forma Combined Statements of Operations for the fiscal year ended April 30, 1995 (unaudited) and for the six months ended October 31, 1995 (unaudited) (collectively, the "USOP Financial Statements"). The USOP Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("USGAAP"). The balance sheets included in the USOP Financial Statements present fairly the financial condition of USOP and its subsidiaries on a combined basis as of the dates indicated thereon, and the Statements of Operations included in the USOP Financial Statements present fairly the results of their respective operations for the periods indicated thereon. There has been no material adverse change in the financial condition or operations of USOP and its subsidiaries, taken as a whole, since the date of the most recent USOP Financial Statements delivered to the STOCKHOLDER through the date hereof.
      4.8 Disclosure. No representation or warranty by USOP contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the STOCKHOLDER pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.
5.    COVENANTS PRIOR TO CLOSING
      5.1   Access and Cooperation; Due Diligence.
            (a) Between the date of this Agreement and the Closing Date, the STOCKHOLDER will cause the COMPANY (after receipt of prior notice from
      USOP) to afford to the officers and authorized representatives of USOP access to all of the sites, properties, books and records of the COMPANY and the Subsidiaries and he will also cause the COMPANY to furnish USOP with such additional financial and operating data and other information as to the business and properties of the COMPANY and the Subsidiaries as USOP may from time to time reasonably request. The STOCKHOLDER will, and will cause the COMPANY to, cooperate with USOP, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with this Agreement. USOP will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted with respect hereto as confidential in accordance with the provisions of Section 10 hereof.
            (b) Between the date of this Agreement and the Closing Date, USOP will afford to the STOCKHOLDER and his authorized representatives access to all of USOP's sites, properties, books and records and will furnish the STOCKHOLDER with such additional financial and operating data and other information as to the business and properties of USOP as the STOCKHOLDER may from time to time reasonably request. USOP will cooperate with the STOCKHOLDER, his representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. The STOCKHOLDER will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 10 hereof.
      5.2 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, the STOCKHOLDER will cause the COMPANY and the Subsidiaries to:
            (i)  carry on their respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;
            (ii) maintain their respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;
            (iii) perform in all material respects all of their respective obligations under agreements relating to or affecting its respective assets, properties or rights;
            (iv) keep in full force and effect present insurance policies or other comparable insurance coverage;
            (v)  use reasonable efforts to maintain and preserve their business organization intact, retain their respective present key employees and maintain their respective relationships with material suppliers, customers and others having business relations with the COMPANY or the Subsidiaries;
            (vi) maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;
            (vii)  maintain present material debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of USOP (which consent shall not be unreasonably withheld); and
            (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also stockholders) in accordance with past practice.
      5.3   Prohibited Activities.  Between the Balance Sheet Date and the
date hereof the STOCKHOLDER represents and warrants that (except as set forth on Schedule 3.22 hereto) each of the COMPANY and the Subsidiaries have not, and from the date hereof to the Closing Date the STOCKHOLDER will cause each of the COMPANY and the Subsidiaries to not without the prior written consent of USOP (which consent shall not be unreasonably withheld):
            (i)  make any change in its Certificate of Incorporation or
      By-laws;
            (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;
            (iii) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;
            (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) or involves an amount not in excess of US$50,000, including contracts to provide services to customers;
            (v) increase the compensation payable or to become payable to any officer, director, stockholder, employee or agent, or make any bonus or management fee payment to any such person except ordinary and customary bonuses and periodic salary increases to employees;
            (vi) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, other than retention of title financing arrangements with suppliers entered into in the ordinary course of business of the COMPANY and the Subsidiaries;
            (vii) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;
            (viii) negotiate for the acquisition of any business or the start-up of any new business;
            (ix)  merge or consolidate or agree to merge or consolidate with or into any other corporation;
            (x) waive any material rights or claims of the COMPANY or the Subsidiaries, provided that the COMPANY and the Subsidiaries may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;
            (xi) commit a material breach or amend or terminate any material agreement, permit, license or other right of the COMPANY or the Subsidiaries; or
            (xii) enter into any other transaction (1) that is not negotiated at arm's length with a third party not affiliated with the COMPANY or any officer, director or stockholder of the COMPANY or the Subsidiaries or (2) outside the ordinary course of the COMPANY or the Subsidiaries business or prohibited hereunder.
      5.4 No Shop. The STOCKHOLDER, in his capacity as an officer, director and stockholder of the COMPANY, shall not, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly:
            (i)  solicit or initiate the submission of proposals or offers from any person for,
            (ii)  participate in any discussions pertaining to or
            (iii) furnish any information to any person other than USOP relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the COMPANY or any Subsidiary or a merger, consolidation or business combination of either of the COMPANY or any Subsidiary.
      5.5 Notice to Bargaining Agents. Prior to the Closing Date, the STOCKHOLDER shall cause the COMPANY to satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide USOP with proof that any required notice has been sent.
      5.6 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules and promptly deliver the amended or supplemented Schedules to the other party. Within five business days following receipt of amended or supplemented Schedules, the receiving party may terminate this Agreement pursuant to Section 12.2(iv) hereof; provided, however, that the failure to terminate this Agreement within five business days following the receipt of amended or supplemented Schedules shall operate as a waiver of any claim under
Section 8 or otherwise by the receiving party solely with respect to the item or items set forth in such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 6.1 and 7.1 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 5.6.
      5.7 Breach of Certain Covenants. The STOCKHOLDER shall give prompt written notice to USOP of each breach of Section 5.2 or 5.3 hereof, describing in reasonable detail all material facts relating to each such breach. Within five business days following receipt of each such written notice, USOP may terminate this Agreement pursuant to Section 12.2(iv) hereof; provided, however, that the failure to terminate this Agreement within five business days following the receipt of such a notice shall operate as a waiver of any claim under Section 8 or otherwise by USOP solely with respect to the item or items set forth in such notice.
      5.8 Cooperation in Obtaining Required Consents and Approvals. Each party hereto shall cooperate in obtaining all consents and approvals required by Sections 6.6 and 7.7. In connection therewith, if required, the
STOCKHOLDER shall (and shall cause the COMPANY to), and USOP shall, file as promptly as practicable after the date hereof all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the New Zealand Overseas Investment Act 1973 and the New Zealand Overseas Investment Regulations 1995.
      5.9 Acquisition of Minority Stockholder COMPANY Shares. Between the date of this Agreement and the Closing Date, the STOCKHOLDER shall use his best efforts to acquire a portion of the shares of COMPANY stock owned by the Minority Stockholders and a portion of the indebtedness obligations of the COMPANY to the Minority Stockholders, so that the resulting investment interests of the STOCKHOLDERS and the Minority Stockholders in the COMPANY immediately prior to the Closing will be as set forth in the second table in Annex I. USOP acknowledges that in connection with such acquisitions the STOCKHOLDER will agree to deliver to certain Minority Stockholders a portion of the shares of USOP Stock to be delivered by USOP at the Closing pursuant to
Section 2.2(a)(ii) hereof, and the number of shares of USOP Stock to be so delivered to such Minority Stockholders is set forth in the third table in Annex I hereto.
      5.9 Capitalization of Stockholder Loans and Advances. All loans and advances to the COMPANY from its stockholders shall be capitalized prior to or immediately following the Closing in such a manner that upon completion of such capitalization and consummation of the Closing USOP will own 51% of the issued and outstanding shares of COMPANY Stock.
6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER
      The obligation of the STOCKHOLDER to consummate the transactions contemplated by Section 2.2 hereof are subject to satisfaction of the following conditions:
      6.1 Representations and Warranties; Performance of Obligations. All representations and warranties of USOP contained in Section 6 shall be true and correct as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by USOP on or before the Closing Date shall have been duly complied with and performed; and
a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of USOP shall have been delivered to the STOCKHOLDER.
      6.2   No Litigation.  No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of any of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted or threatened to restrain or prohibit USOP's acquisition of COMPANY Stock or the STOCKHOLDER's acquisition of USOP Stock and no governmental agency or body shall have taken any other action or made any request of the COMPANY as a result of which the STOCKHOLDER reasonably deems it inadvisable to proceed with the transactions hereunder.
      6.3 No Material Adverse Change. No material adverse change in the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of USOP and its subsidiaries, taken as a whole, shall have occurred; and the STOCKHOLDER shall have received a certificate signed by USOP dated the Closing Date to such effect.
      6.4 Minority Stockholder Transactions. The STOCKHOLDER shall have acquired a portion of the shares of COMPANY stock owned by the Minority Stockholders and a portion of the indebtedness obligations of the COMPANY to the Minority Stockholders, so that the resulting investment interests of the STOCKHOLDERS and the Minority Stockholders in the COMPANY is as set forth in the second table in Annex I.
      6.5 Consents and Approvals. All necessary consents of, approvals by and filings with any governmental authority or agency or third party relating to the consummation by USOP of the transactions contemplated herein (which
USOP shall use its best efforts to obtain and make) shall have been obtained and made, including without limitation consents, approvals and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the New Zealand Overseas Investment Act 1973 and the New Zealand Overseas Investment Regulations 1995. With respect to Material Contracts, all necessary consents of, approvals by and filings with any third party relating to the consummation by the STOCKHOLDER of the transaction contemplated herein (which the STOCKHOLDER shall use his commercially reasonable best efforts to obtain and make) shall have been obtained and made.
      6.6 Releases. USOP shall have caused the STOCKHOLDER to be released from guaranties, indemnities, securities and like obligations of the STOCKHOLDER as to all of the obligations of the COMPANY and the Subsidiaries.
      6.7 Certificates. USOP shall have delivered to the STOCKHOLDER (i) a copy of its Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, (ii) a copy of its By-laws, certified by the Secretary of USOP, (iii) copies of all resolutions authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary of USOP,
(iv) a certificate of the Secretary of USOP as to the incumbency of the officers of USOP executing this Agreement and any other document relating to the transactions contemplated hereby, (v) a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Delaware Secretary of State and in each state in which USOP is authorized to do business, showing that USOP is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for USOP for all periods prior to the Closing have been filed and paid.
      6.8 Payment Instruction Letter. USOP shall have executed the acknowledgement and agreement included in a payment instruction letter from the STOCKHOLDER to USOP in substantially the form of the STOCKHOLDER's draft dated December 13, 1995, and shall have delivered such executed document to the STOCKHOLDER.
      6.9 Due Diligence Review. The STOCKHOLDER shall be fully satisfied in his sole discretion with the results of his review of, and his other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of USOP.
      6.10  COMPANY Articles.  The Articles of Association of the COMPANY
shall have been amended and shall be satisfactory to the STOCKHOLDER.
7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF USOP
      The obligation of USOP to consummate the transactions contemplated by
Section 2.2 hereof are subject to satisfaction of the following conditions:
      7.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of the STOCKHOLDER contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, each and all of the agreements of the STOCKHOLDER to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed, and the STOCKHOLDER shall have delivered to USOP a certificate dated the Closing Date and signed by him to both such effects.
      7.2   No Litigation.  No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of any of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted or threatened to restrain or prohibit USOP's acquisition of COMPANY Stock or the STOCKHOLDER's acquisition of USOP Stock and no governmental agency or body shall have taken any other action or made any request of USOP as a result of which the management of USOP reasonably deems it inadvisable to proceed with the transactions hereunder.
      7.3 Due Diligence Review. USOP shall be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the COMPANY and the Subsidiaries.
      7.4 No Material Adverse Change. No material adverse change in the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the COMPANY and the Subsidiaries, taken as a whole, shall have occurred; and USOP shall have received a certificate signed by the STOCKHOLDER dated the Closing Date to such effect.
      7.5 Minority Stockholder Transactions. The STOCKHOLDER shall have acquired a portion of the shares of COMPANY stock owned by the Minority Stockholders and a portion of the indebtedness obligations of the COMPANY to the Minority Stockholders, so that the resulting investment interests of the STOCKHOLDERS and the Minority Stockholders in the COMPANY is as set forth in the second table in Annex I, and each Minority Stockholder, if any, acquiring shares of USOP stock in connection therewith shall have (a) delivered a representation letter to USOP relating to U.S. securities law matters in form and substance reasonably satisfactory to USOP (b) entered into arrangements reasonably satisfactory to USOP and the STOCKHOLDER relating to their remaining investment in the COMPANY.
      7.6 Consents and Approvals. All necessary consents of, approvals by and filings with any governmental authority or agency or, with respect to Material Contracts, third party relating to the consummation by the
STOCKHOLDER of the transaction contemplated herein (which the STOCKHOLDER shall use his commercially reasonable best efforts to obtain and make) shall have been obtained and made.
      7.7 Certificates. The STOCKHOLDER shall have delivered to USOP (i) a copy of the Articles of Association of the COMPANY and each Subsidiary certified by the STOCKHOLDER and (ii) a copy of the Memorandum of Association of the COMPANY and each Subsidiary certified by the STOCKHOLDER.
      7.8 Insurance. The STOCKHOLDER shall have delivered to USOP evidence that USOP has been added as an additional named insured on all liability insurance policies of the COMPANY.
      7.9   COMPANY Articles.  The Articles of Association of the COMPANY
shall have been amended and shall be satisfactory to USOP.
      7.10 Consolidation. USOP shall be reasonably satisfied that after the Closing it will be entitled under USGAAP to include the COMPANY and all of its Subsidiaries in USOP's consolidated financial statements.
8.    INDEMNIFICATION
      8.1 Indemnification by the STOCKHOLDER. The STOCKHOLDER covenants and agrees that he will indemnify, defend, protect and hold harmless USOP from, against and in respect of:
            (a) (x) all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, settlement payments, deficiencies, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Claims") suffered, sustained, incurred or paid by USOP and (y), after the
      Closing, 51% of all Claims suffered, sustained, incurred or paid by the COMPANY, in either case in connection with, resulting from or arising out of:
                  (i) any breach of any representation or warranty of the STOCKHOLDER set forth in this Agreement (whether pursuant to
            Section 3, 5.3 or otherwise) or any certificate or other writing delivered by the STOCKHOLDER in connection herewith;
                  (ii) any nonfulfillment of any covenant or agreement on the part of the STOCKHOLDER in this Agreement;
                  (iii) any claim by any former stockholder of the COMPANY involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock of the COMPANY or any predecessor corporation, including without limitation any claim relating to any transaction between the STOCKHOLDER and any Minority Stockholder referred to in Section 5.9 hereof;
                  (iv) the assertion against USOP or the COMPANY of any liability or obligation relating to or arising out of the business, operations or assets of the COMPANY or any Subsidiary prior to the Closing Date or the actions or omissions of the COMPANY's or any Subsidiary's directors, officers, stockholders, employees or agents prior to the Closing Date, except in each case to the extent reflected as a liability on the balance sheet setting forth the finally agreed upon Net Worth of the COMPANY as of the Closing Date; or
                  (v) any liability or obligation which relates to, or which involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date, except in each case to the extent reflected as a liability on the balance sheet setting forth the finally agreed upon Net Worth of the COMPANY as of the Closing Date; and
            (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.1;
provided (A) that the STOCKHOLDER shall not have any liability under subsection 8.1(a)(i) unless, and solely to the extent that, the amount of the aggregate indemnification obligations under such clause (a)(i) exceed US$600,000 (the "Indemnification Threshold"), (B) the aggregate amount of the STOCKHOLDER's liability under this Section 8.1 shall not exceed US$30,000,000 (reduced by the amount, if any, of any payments received by USOP from the STOCKHOLDER pursuant to Section 2.3 or 2.4 hereof) and (C) USOP will not be indemnified for losses resulting from a change in law after the Closing Date other than changes proposed on or prior to such date. USOP acknowledges and agrees that each representation and warranty of the STOCKHOLDER set forth in this Agreement is modified by the Schedule relating thereto (and any Schedule update), which in most cases sets forth exceptions to such representation and warranty.
      8.2 Indemnification by USOP. USOP covenants and agrees that it will indemnify, defend, protect and hold harmless the STOCKHOLDER from, against and in respect of:
            (a) all Claims suffered, sustained, incurred or paid by the STOCKHOLDER in connection with, resulting from or arising out of:
                  (i)  any breach of any representation or warranty of USOP
            set forth in this Agreement or any certificate or other writing delivered by USOP in connection herewith; or
                  (ii) any nonfulfillment of any covenant or agreement on the part of USOP in this Agreement; and
            (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.2.
      8.3 Survival of Representations and Warranties. The representations and warranties given or made by the STOCKHOLDER or USOP in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing until the earlier of (a) the date of completion of the first audit of financial statements containing combined operations for those items that would be expected to be encountered in the audit process or (b) the first anniversary of the Closing Date for other items (such earlier date being referred to herein as the "Expiration Date") and shall thereafter terminate and be of no further force or effect, except that (i) all representations and warranties relating to Tax matters involving the COMPANY and any Subsidiary shall survive the Closing for the period within which the Commissioner of Inland Revenue can re-open tax assessments specified in the New Zealand Tax Administration Act 1994 plus any extensions or waivers thereof, (ii) all representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and
3.27 hereof shall survive the Closing without limitation and (iii) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein (as modified by the Schedule relating thereto, including without limitation Schedule updates).
      8.4 Third Person Claims. Promptly after (i.e., within 30 days after) any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement
("Third Person"), or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 8.1 or 8.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (a "Claim Notice").
Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by
Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing Indemnified Party, Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and
Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense (including without limitation reasonable attorneys fees) which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however that, except as otherwise provided herein, under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing.  Notwithstanding any other provision of this Section 8.4, in the case of a claim to which this Section 8.4 is applicable, and in which the STOCKHOLDER could have an indemnification obligation under Section 8.1 hereof, USOP shall nonetheless have the right and the obligation to diligently defend the claim as it reasonably deems advisable unless the amount of the claim, together with the amount of all other claims to which this Section 8.4 is (or was) applicable which are then pending or which have previously been resolved or paid, exceeds the Indemnification Threshold, and USOP may effect a settlement of such claim without the consent of the STOCKHOLDER. Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.
Subject to Section 8.3 hereof, the Indemnified Party's failure to promptly deliver a Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such prompt notice significantly and adversely prejudiced the Indemnifying Party.
      8.5 Indemnification Payments. Obligations of the STOCKHOLDER under this Section 8 will be satisfied either by (a) the payment of immediately available funds to USOP in the amount of such obligations in U.S. Dollars, or
(b) the delivery of shares of USOP Stock to USOP, valued at Market Price on the date of delivery (as defined above), or (c) any combination of USOP Stock or immediately available funds in the amount of such obligations. The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section 8. The STOCKHOLDER's obligation under to
Section 8.1 hereof to indemnify USOP for any particular matter shall be reduced by an amount equal to any payment previously made by the STOCKHOLDER pursuant to Section 2.3 or 2.4 for such matter. All indemnification payments under this Section 8 shall be deemed adjustments to the consideration paid for COMPANY Stock provided for herein.
      8.6   Exclusive Remedy.   The indemnification provided for in this
Section 8 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that, nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement. Notwithstanding the foregoing, nothing herein (including without limitation nothing in Section 8.3 hereof) shall be deemed to limit or restrict in any manner any rights or remedies which any party has, or might have, at law, in equity or otherwise, against any other party based on any fraudulent or intentional misrepresentation, fraudulent or intentional breach of warranty or fraudulent or intentional failure to fulfill any covenant or agreement set forth herein.
      8.7 Insurance Proceeds. In the event that a loss for which USOP is entitled to be indemnified is covered by USOP or COMPANY insurance, USOP will (or it and the STOCKHOLDER will cause the COMPANY to) make a claim under the applicable insurance policy and any indemnification payment made by the STOCKHOLDER will be refunded to him by USOP up to the amount of any insurance proceeds received by USOP (or the COMPANY, as the case may be) with respect to such loss.
9.    NONCOMPETITION
      9.1 Prohibited Activities. The STOCKHOLDER will not, for a period of four years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:
            (i) engage, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with USOP or any of the subsidiaries thereof, within 100 miles of where the COMPANY conducted business prior to the Closing Date (the "Territory");
            (ii) call upon any person who is, at that time, within the Territory, an employee of USOP (including without limitation the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USOP (including the subsidiaries thereof);
            (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of USOP (including without limitation the subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in competition with USOP within the Territory;
            (iv) call upon any prospective acquisition candidate, on the STOCKHOLDER's own behalf or on behalf of any competitor, which candidate was either called upon by USOP (including without limitation the subsidiaries thereof) or for which USOP (or any subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the STOCKHOLDER from acquiring as a passive investment not more than ten percent (10%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.
      9.2 Damages. Because of the difficulty of measuring economic losses to USOP as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to USOP for which it would have no other adequate remedy, the STOCKHOLDER agrees that the foregoing covenant may be enforced by USOP in the event of breach by the STOCKHOLDER, by injunctions and restraining orders.
      9.3 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Section 9 impose a reasonable restraint on the STOCKHOLDER in light of the activities and business of USOP (including without limitation the subsidiaries thereof) on the date of the execution of this Agreement and the current plans of USOP; but it is also the intent of USOP and the STOCKHOLDER that such covenants be construed and enforced in accordance with the changing activities and business of USOP (including without limitation the subsidiaries thereof) throughout the term of this covenant.
            It is further agreed by the parties hereto that, in the event that the STOCKHOLDER shall cease to be employed under an employment agreement with USOP and/or any subsidiary, and the STOCKHOLDER shall enter into a business or pursue other activities not in competition with USOP and/or any subsidiary thereof, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this Section
9, and in any event such new business, activities or location are not in violation of this Section 9 or of the STOCKHOLDER's obligations under this
Section 9, if any, the STOCKHOLDER shall not be chargeable with a violation of this Section 9 if USOP and/or any subsidiary thereof shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or
(iii) location, as applicable.
      9.4 Severability; Reformation. The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.
      9.5 Independent Covenant. All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the STOCKHOLDER against USOP (including without limitation the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by USOP of such covenants. The covenants contained in Section 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.
      9.6 Materiality. The STOCKHOLDER hereby agrees that this covenant is a material and substantial part of this transaction.
      9.7 Early Termination of Covenant. If the STOCKHOLDER shall be a party to an employment agreement with USOP and/or any subsidiary thereof then, notwithstanding the provisions of this Section 9, the term of the non-competition agreement contained in this Section 9 shall not extend beyond the term of the non-competition provision of such employment agreement.
      9.8 Scope of Covenant in Certain Circumstances. In the event that the STOCKHOLDER's employment with the COMPANY is terminated without cause, the STOCKHOLDER terminates his employment for good reason or upon a change in control (as such terms are defined in the Employment Agreement), then the restrictions contained in Section 9.1(i) will apply only with respect to any business selling any products or services in direct competition with the COMPANY or any of the subsidiaries thereof within the Territory.
10.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION
      10.1 STOCKHOLDER. The STOCKHOLDER recognizes and acknowledges that he had in the past, currently has, and in the future may possibly have, access to certain confidential information of the COMPANY, the Subsidiaries and/or USOP, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY's, the Subsidiaries' and/or USOP's respective businesses. The STOCKHOLDER agrees that he will not use or disclose confidential information with respect to the COMPANY, the Subsidiaries and/or USOP to any person, firm, corporation, association or other entity for any purpose or reason whatsoever other than the transactions contemplated by this Agreement, except to authorized representatives of USOP and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 10.1, unless (i) such information becomes known to the public generally through no fault of the STOCKHOLDER, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i),
(ii) or (iii) above, the STOCKHOLDER shall, if possible, give prior written notice thereof to USOP and provide USOP with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the STOCKHOLDER of the provisions of this Section, USOP shall be entitled to an injunction restraining the STOCKHOLDER from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting USOP from pursuing any other available remedy for such breach or threatened breach, including without limitation the recovery of damages.
      10.2 USOP. USOP recognizes and acknowledges that it had in the past, currently have, and in the future may possibly have, access to certain confidential information of the COMPANY and/or the Subsidiaries, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY's and/or the Subsidiaries' respective businesses. USOP agrees that, prior to the Closing, or if there shall not be a Closing, it will not disclose or use confidential information with respect to the Company and/or the Subsidiaries to any person, firm, corporation, association or other entity for any purpose or reason whatsoever other than the transactions contemplated by this Agreement, except to authorized representatives of the Company and to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 10.2, unless (i) such information becomes known to the public generally through no fault of the USOP, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i),
(ii) or (iii) above, USOP shall, if possible, give prior written notice thereof to the STOCKHOLDER and provide the STOCKHOLDER with the opportunity to contest such disclosure. In the event of a breach or threatened breach by USOP of the provisions of this Section, the STOCKHOLDER shall be entitled to an injunction restraining USOP from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the STOCKHOLDER from pursuing any other available remedy for such breach or threatened breach, including without limitation the recovery of damages.
      10.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Sections 10.1 and 10.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against them by injunctions and restraining orders.
      10.4 Survival. The obligations of the parties under this Article 10 shall survive the termination of this Agreement.
11.   FEDERAL SECURITIES ACT REPRESENTATIONS
      11.1 Economic Risk; Sophistication. The STOCKHOLDER represents and warrants that the STOCKHOLDER has not relied on any purchaser representative or USOP or any other person, in connection with the acquisition of shares of USOP Stock hereunder. The STOCKHOLDER (A) has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in the shares of USOP Stock,
(B) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (C) can bear the economic risk of an investment in the shares of USOP Stock and can afford a complete loss of such investment. The STOCKHOLDER has had an adequate opportunity to ask questions and receive answers from the officers of USOP concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of USOP, the plans for the operations of the business of USOP, the business, operations and financial condition of USOP, and any plans for additional acquisitions and the like.
The STOCKHOLDER has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to his satisfaction. Nothing in this Section 11.1 shall constitute a waiver by the STOCKHOLDER of any of USOP's representations and warranties set forth in this Agreement or waive any claim that the STOCKHOLDER may have with respect to the USOP Prospectus.
      11.2  Sales of Stock.
            (a) By his execution and delivery of this Agreement, the STOCKHOLDER represents and warrants to USOP that he does not have any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participations in any shares of USOP Stock to be acquired by the STOCKHOLDER, except that the STOCKHOLDER has agreed to convey to certain Minority Stockholders contemporaneously with the Closing certain of the shares of USOP Stock to be received by him at the Closing.
            (b) The STOCKHOLDER will not, (i) during the period expiring June 5, 1996 with respect to all shares of USOP Stock owned by the STOCKHOLDER, or (ii) during the period expiring January 31, 1998 as to one-third of the shares of USOP Stock owned by the STOCKHOLDER, directly or indirectly, offer to sell, contract to sell, sell short or otherwise sell or dispose of any shares of USOP Stock owned by the STOCKHOLDER or with respect to which the STOCKHOLDER has the power of disposition, other than (x) as a gift or gifts, provided the donee or donees thereof agree to be bound by this restriction, (y) with the prior written consent of USOP and, if prior to June 5, 1996, the prior written consent of the underwriters for the current underwritten public offering of USOP or (z) transfers to USOP to meet the STOCKHOLDER's obligations under this Agreement. The STOCKHOLDER agrees and consents to the entry of a stop transfer instruction with USOP's transfer agent against the transfer of shares of USOP Stock held by the STOCKHOLDER except in compliance with the foregoing restriction.
            (c) Until such time as Mr. Watson's obligation to contribute up to US$10 million of additional equity capital to the Company in accordance with Section 12.14(k) hereof is satisfied, one half of the proceeds from any sale of shares of USOP stock owned by Mr. Watson
      (other than sales to provide funds to meet the STOCKHOLDER's payment obligations under Sections 2.3, 2.4 or 8 hereof) shall, at the option and direction of USOP, either (i) be contributed to the COMPANY to satisfy Mr. Watson's equity contribution obligation or (ii) be deposited into an escrow account, bearing interest for the benefit of Mr. Watson, to be available for future equity contributions to the Company in accordance with Section 12.14(k) hereof.
            (d) All sales of shares of USOP stock owned by Mr. Watson, other than transfers (i) to Minority Stockholders on the Closing Date and (ii) to USOP to meet the STOCKHOLDER's payment obligations under this Agreement, shall be through Robertson, Stephens & Company, or another broker approved by USOP.
            (e) The STOCKHOLDER acknowledges that USOP will not provide the STOCKHOLDER with a prospectus for the STOCKHOLDER's use in selling the USOP Stock delivered to him at the Closing and agrees to sell such shares only in accordance with the requirements of Rules 144 and 145(d) promulgated under the Securities Act.
12.   GENERAL
      12.1 Accounts Receivable. In the event that all accounts and notes receivable of the COMPANY and the Subsidiaries included in the finally agreed upon Net Worth of the COMPANY as of the Closing Date are not collected in full within 90 days after the Closing then, at the request of the COMPANY, the STOCKHOLDER shall pay the COMPANY an amount equal to the receivables not so collected, less an allowance for doubtful accounts equal to the allowance used in the calculation of Net Worth pursuant to Section 2.3(a) hereof, and upon receipt of such payment the Company and the appropriate Subsidiaries (as the case may be) shall assign to the STOCKHOLDER all of their rights with respect to the uncollected accounts and notes receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by it with respect to such assigned receivables. If and when the amount subsequently collected by the STOCKHOLDER with respect to the assigned receivables equals (i) the payment made therefor plus (ii) the costs and expenses reasonably incurred by the STOCKHOLDER in the collection of such assigned receivables, the STOCKHOLDER shall reassign to the Company all of such assigned receivables as have not been collected in full by the STOCKHOLDER and shall also thereafter promptly remit any excess collections received by them. Upon the written request of the Company, the STOCKHOLDER shall provide it with a status report concerning the collection of assigned receivables.
      12.2 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:
            (i) by mutual consent of the board of directors of USOP and the STOCKHOLDER;
            (ii) by the STOCKHOLDER or by USOP (acting through its board of directors) if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by March 31, 1996, unless the failure of such transactions to be consummated is due to the failure of the party seeking to terminate this Agreement to perform any of its or his obligations under this Agreement to the extent required to be performed by it or him prior to or on the Closing Date;
            (iii) by the STOCKHOLDER or by USOP if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, written notice of such breach or default shall have been given, and the curing of such breach or default shall not have been made on or before the Closing Date; or
            (iv) by the STOCKHOLDER or by USOP if the other party seeks to amend or supplement a Schedule pursuant to Section 5.7 hereof, or by USOP following receipt from the STOCKHOLDER of a notice of a breach of
      Section 5.2 or 5.3 hereof, in which case neither party to this Agreement shall have any further liability hereunder to the other party.
      12.3 Cooperation. The STOCKHOLDER and USOP shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement.
In connection therewith, if required, the STOCKHOLDER shall cause the President or Chief Financial Officer of the COMPANY to execute any documentation reasonably required by USOP's independent public accountants (in connection with such accountant's audit of the COMPANY) or the Nasdaq National Market. The STOCKHOLDER will also cause the COMPANY to cooperate and use its reasonable efforts to have the present officers, directors and employees of the COMPANY cooperate with USOP on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.
      12.4 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their successors, permitted assigns, heirs and legal representatives.
      12.5 Entire Agreement. This Agreement (which includes the Schedules and Annexes hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding between the STOCKHOLDER and USOP and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the STOCKHOLDER and USOP (acting through its officers, duly authorized by its Board of Directors).
      12.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement shall be effective upon the exchange by telefax of executed signature pages.
      12.7 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.
      12.8 Expenses. (i) USOP has and will pay the fees, expenses and disbursements of USOP and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement, including without limitation the fees and expenses of Price Waterhouse LLP (incurred in connection with activities on behalf of USOP) and Morgan, Lewis & Bockius LLP and (ii) the STOCKHOLDER (and neither the COMPANY nor any Subsidiary) have and will pay the fees, expenses and disbursements of the STOCKHOLDER, the COMPANY, the Subsidiaries and their agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement, including without limitation the fees and expenses of Russell McVeagh McKenzie Bartleet & Co and Price Waterhouse (New Zealand) (incurred in connection with activities on behalf of the STOCKHOLDER or the COMPANY). The parties acknowledge that the COMPANY will pay the fees and expenses of Price Waterhouse (New Zealand) incurred in connection with its due diligence activities on behalf of USOP and its services in revising the COMPANY's financial statements for inclusion in the prospectus for USOP's current public offering.
      12.9 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by telefax, by depositing the same with a recognized overnight courier service (such as Federal Express) addressed to the party to be notified, or by delivering the same in person to an officer or agent of such party.
            (a) If to USOP, or after the Closing the Company, addressed to it at:

                  U.S. Office Products Company
                  1440 New York Avenue, N.W.
                  Washington, D.C.  20005
                  Attention: Mark D. Director
                  Telefax: 202-628-9509

      with required copies to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, Pennsylvania 19103-6993
                  Attn: F. Traynor Beck, Esq.
                  Telefax: 215-963-5299

      and to:

                  Simpson Grierson
                  Simpson Grierson Building
                  92-96 Albert St
                  Private Bag 92518
                  Wellesley St,
                  Auckland, New Zealand
                  Attn: Susan G. M. Glazebrook, Esq.
                  Telefax: 011-64-9-307-0331

            (b)   If to the STOCKHOLDER, to him at:

                  Mr. Eric Watson
                  c/o Blue Star Group Limited
                  Level 22
                  Coopers & Lybrand Tower
                  Auckland 1, New Zealand
                  Telefax: 011-64-9-358-1946

      with a required copy to:

                  Russell McVeagh McKenzie Bartleet & Co
                  The Shortland Centre
                  51-53 Shortland Street
                  Auckland 1, New Zealand
                  Attn: John Collings, Esq.
                  Telefax: 011-64-9-367-8596

or to such other address or counsel as any party hereto shall specify pursuant to this Section 12.9 from time to time.
      12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of New Zealand. The parties hereto consent to the non-exclusive jurisdiction of the New Zealand courts for all disputes arising under this Agreement. USOP hereby appoints Simpson Grierson as its agent for receipt of summonses and other legal process in any lawsuit arising under this Agreement, and agrees that service upon Simpson Grierson shall constitute valid and effective service upon it so long as such service is made in accordance with the provisions (and to the addressees) for notice to USOP set forth in Section 12.9 hereof.
      12.11 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
      12.12  Time.  Time is of the essence with respect to this Agreement.
      12.13 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision, unless it relates to the consideration to be received by each of the parties hereto, shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
      12.14  Certain Post-Closing Matters.
            (a) USOP and the STOCKHOLDER each agrees that, except as the other party may otherwise agree in writing from time to time hereafter, they will not sell, assign, transfer, option, pledge or otherwise in any manner dispose of any interest in, or encumber, any of their shares of COMPANY Stock; provided that USOP may pledge its COMPANY shares as security for its obligations under its existing credit facility and any successor facility providing debt financing to USOP and its subsidiaries.
            (b) From and after the Closing Date, so long as the STOCKHOLDER is an employee of USOP or any of its affiliates (including without limitation the COMPANY), at the STOCKHOLDER's request USOP shall take all necessary or appropriate action to assist in the appointment of the STOCKHOLDER to the board of directors of USOP and/or nomination of the STOCKHOLDER for election to the board of directors of USOP and, upon such election, shall elect him as a member of the executive committee thereof. If elected as a director of USOP, the STOCKHOLDER shall be compensated by USOP for, and reimbursed for his expenses in connection with, his activities as a director of USOP in accordance with USOP's standard director compensation and expense reimbursement policies.
            (c) On the Closing Date, Jonathan J. Ledecky, the Chief Executive Officer of USOP, will be appointed the Chairman of the COMPANY, and the STOCKHOLDER will be appointed the Chief Executive Officer of the COMPANY.
            (d) USOP and the STOCKHOLDER shall be present, in person or by proxy, at all meetings of stockholders of the COMPANY so that all issued and outstanding shares of COMPANY Stock may be counted for the purpose of determining the presence of a quorum at such meetings.
            (e) From and after the Closing Date, the number of directors of the COMPANY shall be established as six directors, consisting of three individuals appointed by USOP and three individuals appointed by the STOCKHOLDER.
            (f) From and after the Closing Date, any increase or restructuring of the capital of the COMPANY will require the approval of USOP and the STOCKHOLDER (in his capacity as a stockholder of the COMPANY), it being the intention of the parties (i) that USOP shall remain a 51% stockholder of the COMPANY and (ii) that the STOCKHOLDER and the Minority Stockholders listed in the second table in Annex I shall remain 49% stockholders of the COMPANY. After the Closing (and except for the contributions to capital referred to in Section 12.14(k) hereof), no stockholder of the COMPANY shall be obligated to provide additional debt or equity financing to the COMPANY.
            (g) From and after the Closing Date, the COMPANY shall not, without the approval of a majority of its board of directors, incur any new indebtedness if such indebtedness will cause the ratio of all such additional indebtedness to the aggregate amount of additional equity contributed to the COMPANY after the Closing Date to exceed two to one.
            (h)  USOP and the STOCKHOLDER agree that they will use their reasonable best efforts to have the COMPANY authorized for quotation on the Nasdaq National Market of The Nasdaq Stock Market, Inc. within two years after the Closing Date, such authorization to be in connection with (i) a distribution by USOP to its stockholders of its equity interest in the COMPANY, (ii) USOP's sponsorship of an initial public offering of equity securities of the COMPANY or (iii) such other arrangements as USOP and the STOCKHOLDER may mutually agree.
            (i) Notwithstanding anything in this Agreement or the Employment Agreement (as entered into on the Closing Date) to the contrary, in the event of a termination by the Company without cause pursuant to paragraph 5(d) of the Employment Agreement, or by the STOCKHOLDER for good reason (which the parties acknowledge does not include a change in control, as defined in the Employment Agreement) pursuant to paragraph 5(f) of the Employment Agreement, (i) USOP shall promptly offer to purchase the STOCKHOLDER's equity and indebtedness interests in the COMPANY on terms to be proposed by USOP, and (ii) the STOCKHOLDER shall be required to sell such interests in the COMPANY to USOP on such terms and conditions unless (iii) the STOCKHOLDER elects to require USOP to sell its equity and indebtedness interests in the COMPANY to the STOCKHOLDER on the same terms and conditions (proportionately adjusted for any differences in equity ownership or indebtedness held), in which latter case USOP shall be so required to sell such interests on such adjusted terms and conditions.
            (j) After the Closing, in the event of a change in control of USOP (and not of the COMPANY), as defined in sections 17(b)(i) and 17(b)(iii) of the Employment Agreement, the STOCKHOLDER may require (by written notice to USOP delivered within 90 days after such change in control) USOP to purchase his shares of COMPANY Stock at a value determined in a manner consistent with the determination of the consideration paid in the USOP change of control transaction.
            (k) After the Closing, if and when the COMPANY's board of directors approves any future acquisitions by the COMPANY it shall in connection therewith require USOP and the STOCKHOLDER to (and USOP and the STOCKHOLDER shall) make additional investments in the COMPANY (in each case in proportion to their equity and debt investment in the COMPANY) to finance such acquisitions. Such additional investments shall be in such form and amount as the COMPANY's board of directors shall determine, provided that in all events neither USOP's nor the STOCKHOLDER's additional investment obligation shall exceed US$10 million. If the STOCKHOLDER desires to sell USOP Stock to obtain funds to satisfy such an additional investment obligation, but is prohibited from doing so (i) under the U.S. securities laws and regulations or
      (ii), prior to June 6, 1996, by Section 11.2(b) hereof (and USOP does not waive such prohibition), in either such event USOP shall advance the funds required to satisfy such obligation until such prohibition is lifted or June 6, 1996, as the case may be (in addition to the advance made by USOP on its own behalf). Any such advance shall be secured by the STOCKHOLDER's pledge of an appropriate number of shares of USOP
      Stock and shall be on such other terms and conditions as are mutually acceptable.
            (l) From and after the Closing Date, the management employees of the COMPANY shall be eligible to participate in the USOP stock option plan for management employees of USOP.
      12.15 Currency Conversion. All amounts referred to herein to be converted from N.Z. Dollars to U.S. Dollars and from U.S. Dollars to N.Z. Dollars shall be converted at the prevailing rate reported on any index or service that is reliable and reasonably accessible to both parties, to be agreed upon by the parties prior to the Closing.
      12.16 Limitation on Certain Claims. USOP, in its capacity as a stockholder of the COMPANY, shall ensure, to the maximum extent permitted by applicable law, that no claims are brought by the COMPANY against the STOCKHOLDER, in his capacity as a director of the COMPANY, for matters occurring prior to the Closing; provided that the foregoing shall not in any way limit or otherwise modify any rights of USOP in connection with this Agreement.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    U.S. OFFICE PRODUCTS COMPANY



                                    By    /s/ Jonathan J. Ledecky
                                          ------------------------------
                                    Name:  Jonathan J. Ledecky
                                    Title: Chief Executive Officer


Witness:

                                         /s/ Eric John Watson
                                         ------------------------------
                                         ERIC JOHN WATSON

                                    ANNEX I

                STOCKHOLDERS AND STOCK OWNERSHIP OF THE COMPANY



      The following is a list of all of the stockholders of the COMPANY, and the number of shares of the Company Stock and the total amount of the indebtedness obligations of the COMPANY held by each on the date of the Agreement.

                                                       Indebtedness of
                                    Shares of           the COMPANY to
     Stockholder                    Stock Held           Stockholders
- -----------------------          ----------------      ---------------
Eric John Watson                        4,823,156        NZ$11,609,651
Grant Keith Baker                          95,000           NZ$228,671
Maurice George Kidd                        55,802           NZ$134,319
Paul Anthony Smithies                      26,042            NZ$62,685
BSI Investments Limited                 1,250,000         NZ$3,008,832
           Total                  6,250,000 Shares       NZ$15,044,158



      The following is a list of the STOCKHOLDER, and certain of the Minority Stockholders, showing the number of shares of the Company Stock and the total amount of the indebtedness obligations of the COMPANY to be held by them immediately prior to the Closing (and after the STOCKHOLDER's acquisition of Company Stock and indebtedness from such Minority Stockholders).

                                                       Indebtedness of
                                    Shares of           the COMPANY to
     Stockholder                    Stock Held           Stockholders
- -----------------------          ----------------      ---------------
Eric John Watson                        6,146,015        NZ$14,793,859
Grant Keith Baker                          55,860           NZ$134,459
Maurice George Kidd                        32,812            NZ$79,981
Paul Anthony Smithies                      15,313            NZ$36,859
            Total                       6,250,000        NZ$15,044,158
                                           Shares




      The following is a list of the STOCKHOLDER and certain of the Minority Stockholders and the number of shares of USOP Stock owned by them after giving effect to USOP's transfer of 1,212,121 shares to the STOCKHOLDER, and the STOCKHOLDER's transfer of 41,157 shares to certain of the Minority Stockholders.


                                                Shares of
              Stockholder                      USOP Stock
- ---------------------------------------    -------------------
Eric John Watson                                    1,170,964
Grant Keith Baker                                      22,109
Maurice George Kidd                                    12,987
Paul Anthony Smithies                                   6,061
                 Total                       1,212,121 Shares



                                   ANNEX II


                         FORM OF EMPLOYMENT AGREEMENT



This Employment Agreement (the "Agreement") by and between BLUE STAR GROUP LIMITED, a New Zealand corporation (the "Company"), and Eric John Watson ("Employee") is hereby entered into and effective as of the __ day of _______, 1996. This Agreement hereby supersedes any other employment agreements or understandings; written or oral, between the Company and Employee.

                                R E C I T A L S

The following statements are true and correct:

As of the date of this Agreement, the Company is engaged primarily in the office products supply business.

Employee is employed hereunder by the Company in a confidential relationship wherein Employee, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the customers of the Company and its majority stockholder, U.S. Office Products Company ("USOP"), specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company and USOP, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company and USOP; this information is a trade secret and constitutes the valuable good will of the Company and USOP.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:


                              A G R E E M E N T S

   1.       Employment and Duties.

   (a) The Company hereby employs Employee as its Chief Executive Officer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a Chief Executive Officer, including without limitation the responsibilities, duties and authority set forth on Appendix A hereto (and subject to the limitations also set forth on such Appendix A). Employee will report directly to the Board of Directors of the Company (the "Board"). Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote his time, attention and efforts to promote and further the business of the Company.

   (b) Employee shall not, during the Term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. However, the foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

   2. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

   (a) Base Salary. Effective on the date hereof, the base salary payable to Employee shall be US$250,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures but not less than monthly. Employee's base salary shall be increased as and when the base salary paid by USOP to Jonathan J. Ledecky, the Chief Executive Officer of USOP (which is currently also US$250,000 per year), is increased.

   (b) Bonus. From time to time the Company may pay Employee bonuses, as determined by the Compensation Committee of USOP's Board of Directors in a process that is consistent with such Committee's consideration of the awarding of bonuses to management employees of other USOP subsidiaries (and which will include factors such as the financial performance of the Company).

   (c) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

            (1) Payment of all premiums (or such portion thereof as is provided by the Company's or USOP's plans) for coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company or USOP may have in effect from time to time, benefits provided to Employee under this clause to be at least equal to such benefits provided to USOP executives.

            (2) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

            (3) The Company shall pay for or reimburse Employee for expenses incurred by Employee in connection with his use of one automobile in connection with his employment hereunder, said expenses not to exceed US$_______ per month.

            (4) The Company shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Company-wide and USOP-wide employee benefits as available from time to time.

            (5) Employee shall be eligible to receive options to acquire USOP stock, as determined from time to time by the Compensation Committee of USOP's Board of Directors in a process that is consistent with such Committee's consideration of the awarding of options to management employees of other USOP subsidiaries.

3. Non-Competition Agreement.

   (a) Employee will not, during the period of his employment by or with the Company, and for a period equal to the longer of (i) two (2) years or (ii) the period during which Employee is entitled to receive and is receiving any payment pursuant to paragraph 5(d) hereof, immediately following the termination of his employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or USOP, within 100 miles of the Company or USOP or where any of the Company's or USOP's subsidiaries conducts business, including any territory serviced by the Company or USOP or any of such subsidiaries (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of the Company or USOP (including the respective subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or USOP (including the respective subsidiaries thereof);

            (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company or USOP (including the respective subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company or USOP within the Territory;

            (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor, which candidate was either called upon by the Company or USOP (including the respective subsidiaries thereof), or for which the Company or USOP made an acquisition analysis, for the purpose of acquiring such entity.

   Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as a passive investment not more than ten percent (10%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

   (b) Because of the difficulty of measuring economic losses to the Company and USOP as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company and USOP for which they would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by USOP or the Company in the event of breach by him, by injunctions and restraining orders.

   (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Employee in light of the activities and business of the Company or USOP (including USOP's other subsidiaries) on the date of the execution of this Agreement and the current plans of USOP (including USOP's other subsidiaries); but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and USOP (including USOP's other subsidiaries) throughout the term of this covenant.

            It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company or USOP (including USOP's other subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Employee's obligations under this paragraph 3, if any, Employee shall not be chargeable with a violation of this paragraph 3 if the Company or USOP (including USOP's other subsidiaries) shall thereafter enter the same, similar or a competitive
(i) business, (ii) course of activities or (iii) location, as applicable.

   (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

   (e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or USOP, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by USOP or the Company of such covenants, provided, however, that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon thirty days prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this paragraph 3.

   (f) Notwithstanding any of the foregoing, if any applicable law shall reduce the time period during which Employee shall be prohibited from engaging in any competitive activity described in paragraph 3(a) hereof, the period of time for which Employee shall be prohibited pursuant to paragraph 3(a) hereof shall be the maximum time permitted by law. However, in the event that the time period specified by paragraph 3(a) shall be so reduced, then, notwithstanding the provisions of paragraph 5(d) hereof, Employee shall be entitled to receive from the Company his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of paragraph 3(a) shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the term provided in paragraph 5(d).

   (g) In the event that the Employee's employment with the Company is terminated without cause, or if the Employee terminates his employment for Good Reason or upon a Change in Control then the restrictions contained in
Section 5(a)(i) will apply only with respect to any business selling any products or services in direct competition with the Company or any of the subsidiaries thereof within the Territory.

   4.       Place of Performance.

   (a) Employee understands that he may be requested by the Board or USOP to relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or other increase in duties and responsibilities. In such event, if Employee agrees to relocate, the Company will pay all relocation costs to move Employee, his immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, pre-move visits to search for a new residence, investigate schools or for other purposes; temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any out-of-pocket cost as a result of the relocation, with an understanding that Employee will use his best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of the Company and the personal life of Employee and his family.

   (b) Notwithstanding the above, if Employee is requested by the Board to relocate and Employee refuses, such refusal shall not constitute "cause" for termination of this Agreement under the terms of paragraph 5(c) and, in the event that Employee is terminated for such refusal, Employee shall be entitled to receive all payments under this Agreement as if he were terminated by the Company without cause.

   5. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for four years (the "Initial Term"), and, unless terminated as herein provided, shall be extended at the end of each year beginning at the end of the second year of the Initial Term hereof for a period of one year on the same terms and conditions contained herein, such that the term (the "Term") of this Agreement shall extend for a period of three years from the date of each such extension. This Agreement and Employee's employment may be terminated in any one of the followings ways:

   (a) Death. The death of Employee shall immediately terminate the Agreement with no severance compensation due to Employee's estate.

   (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after written notice to the Employee (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. Subject to paragraph 3(f) hereof and the last paragraph of this paragraph 5, in the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company the base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement, payable over such term.

   (c) Good Cause. The Company may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee's willful, material and irreparable breach of this Agreement which continues after receipt of ten (10) days prior written notice from the Company to Employee; (2) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (3) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company or USOP which materially and adversely affects the operations or reputation of the Company or USOP; (4) Employee's conviction of a felony or other crime involving moral turpitude; or
(5) alcohol or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

   (d) Without Cause. At any time after the commencement of employment, each of Employee and the Company may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the other party. Should Employee be terminated by the Company without cause, subject to paragraph 3(f) hereof and the last paragraph of this paragraph 5, Employee shall receive from the Company the base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement, payable over the term of such payment. If Employee resigns or otherwise terminates his employment for any reason other than Good Reason as defined in paragraph 5(f), Employee shall receive no severance compensation.

   (e) Change in Control of the Company or USOP. Refer to paragraph 17 below.

   (f) Termination by Employee for Good Reason. The Employee may terminate his employment hereunder for "Good Reason." As used herein, "Good Reason" shall mean the continuance of any of the following after 10 days' prior written notice by Employee to the Company and to USOP, specifying the basis for such Employee's having Good Reason to terminate this Agreement:

            (i) a material adverse change in Employee's status, title, position or responsibilities;

            (ii) the assignment to Employee of any duties materially and adversely inconsistent with the Employee's position as specified in paragraph 1 hereof (or such other position to which he may be promoted), including status, offices, responsibilities or persons to whom the Employee reports as contemplated under paragraph 1 of this Agreement, or any other action by the Company which results in a material and adverse change in such position, status, offices, titles or responsibilities;

            (iii) Employee's removal from, or failure to be reappointed or reelected to, Employee's position under this Agreement, except as contemplated by paragraphs 5(a), (b), (c) and (e); or

            (iv) any other material breach of this Agreement by the Company, including the failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement.

In the event of any termination by the Employee for Good Reason, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce his rights hereunder.

   (g) Payment Through Termination. Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of USOP, the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 9 herein and Employee's obligations under paragraphs 3, 6, 7, 8 and 10 herein shall survive such termination in accordance with their terms.

In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment; provided, however, that in the event that Employee secures employment during the period that any payment is continuing pursuant to the provisions of this paragraph 5, the amounts to be paid hereunder shall be reduced by the amount of Employee's earnings from such other employment.

   6. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company, USOP or their representatives, vendors or customers which pertain to the business of the Company or USOP shall be and remain the property of the Company or USOP, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or USOP which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

   7. Inventions. Employee shall disclose promptly to USOP and the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within six (6) months thereafter, and which are directly related to the business or activities of the Company or USOP and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

   8. Trade Secrets. Employee agrees that he will not, during or after the term of this Agreement with the Company, disclose the specific terms of the Company's or USOP's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company or USOP, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

   9. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company or USOP against Employee), by reason of the fact that he is or was performing services under this Agreement or as an officer or director of the Company (and whether or not the basis of such action is the Employee's action in such official capacity), then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith and such indemnification shall continue as to the Employee even if he has ceased to be an employee, officer or director of the Company and shall inure to the benefit of his heirs and estate. The Company shall advance to Employee all reasonable costs and expenses directly related to the defense of such action, suit or proceeding within twenty days after written request therefore by the Employee to the Company, provided that such request shall include an undertaking by the Employee to repay such advances if it shall ultimately be determined that Employee is or was not entitled to be indemnified by the Company against such costs and expenses. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company or USOP agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by USOP shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company or USOP shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company or USOP for errors or omissions made in good faith where Employee has not exhibited gross, willful or wanton negligence or misconduct or performed criminal or fraudulent acts which materially damage the business of the Company. The provisions of this Section 9 are in addition to, and not in derogation of, the indemnification provisions of the Company's By-laws.

   10. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

   11. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company or USOP without the prior written consent of Employee. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

   12. Complete Agreement. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

   13. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

   To the Company:            Blue Star Group Limited
                              Level 22
                              Coopers & Lybrand Tower
                              Auckland 1, New Zealand
                              Attention: Maurice Kidd
                              Telefax: 011-64-9-358-1946

                              with a required copy to:

                              U.S. Office Products Company
                              1440 New York Avenue, N.W.
                              Suite 310
                              Washington, D.C. 20005
                              Attn:  Mark D. Director
                              Telefax: 202-628-9509


   To Employee:               Mr. Eric Watson
                              c/o Blue Star Group Limited
                              Level 22
                              Coopers & Lybrand Tower
                              Auckland 1, New Zealand
                              Telefax: 011-64-9-358-1946

Notice shall be deemed given and effective when telefaxed (with confirmation of transmission) or, if delivered by overnight courier or other means, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 13.

   14. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

   15. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the Arbitration Act 1908 (or any Act in amendment thereto or substitution therefor). A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. The arbitration proceeding shall be held in the city where the Company is located. This provision is in substitution for the personal clause in the New Zealand Employment Contracts Act 1991.

   16. Governing Law. This Agreement shall in all respects be construed according to the laws of New Zealand.

   17.      Change in Control.

   (a) Unless he elects to terminate this Agreement pursuant to (c) below, Employee understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

            In the event of a Change in Control, Employee may, at his sole discretion, elect to terminate this Agreement by providing written notice to the Company not later than five (5) business days after the closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of paragraph 5(d) will apply as though the Company had terminated the Agreement without cause; however, under such circumstances, Employee shall be entitled to continue to receive his base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for two (2) years, whichever amount is greater, payable over the term of such payment and the non-competition provisions of paragraph 3 shall all apply for a period equal to the duration of such payment.

   (b)      A "Change in Control" shall be deemed to have occurred if:

            (i) any person, other than USOP, an employee benefit plan of USOP, Employee, any affiliate of USOP or Employee or any group including USOP or Employee or any affiliate of USOP or Employee, acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company;

            (ii) the individuals (A) who, as of the closing date of USOP's initial public offering, constitute the Board of Directors of USOP (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of USOP and whose election, or nomination for election, to the Board of Directors of USOP was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or (C) who are elected to the Board of Directors of USOP and whose election, or nomination for election, to the Board of Directors of USOP was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board of Directors of USOP;

            (iii) the stockholders of USOP or the Company shall approve a merger, consolidation, recapitalization, or reorganization of USOP or the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in (A) the acquisition of the Company by USOP, any affiliate of USOP or any group that includes USOP or any affiliate of USOP or (B) at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of USOP or the Company, as the case may be, immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

            (iv) the stockholders of USOP or the Company shall approve a plan of complete liquidation of USOP or the Company, as the case may be, or an agreement for the sale or disposition by either USOP or the Company of all or a substantial portion of its assets (i.e., 50% or more of the total assets of USOP or the Company, as the case may be); or

            (v) the resignation of Jonathan J. Ledecky as Chief Executive Officer of USOP.

   (c) Employee must be notified in writing by the Company at any time that the Company or any member of its Board anticipates that a Change in Control may take place.

   (d) Employee shall be reimbursed by the Company or its successor for any excise taxes that Employee incurs under any relevant New Zealand tax laws, as a result of any Change in Control. Such amount will be due and payable by the Company or its successor within ten (10) days after Employee delivers a written request for reimbursement accompanied by a copy of his tax return(s) showing the excise tax actually incurred by Employee.

   18.      Third Party Beneficiary.      USOP is intended to be a third party
beneficiary of (and shall be entitled to all rights arising as a result thereof, including without limitation the right of specific performance and other injunctive relief and the right to damages) the representations, warranties, covenants and agreements of Employee set forth in this Agreement.

                                    BLUE STAR GROUP LIMITED



                                    By:___________________________
                                    Title:

                                    EMPLOYEE:


                                    ______________________________
                                    ERIC JOHN WATSON


                      Appendix A to Employment Agreement

Responsibilities, Duties and Authority of Employee:

1. As Chief Executive Officer of the Company, Employee shall have general supervision, authority and responsibility over the business and operations of the Company and its Subsidiaries, subject to the policies and directives of the board of directors of the Company, and shall supervise and direct all officers and employees of the Company and its subsidiaries.

2. As Chief Executive Officer of the Company, Employee may incur new indebtedness on behalf of the Company if new such indebtedness will not cause the ratio of all such additional indebtedness to the aggregate amount of additional equity contributed to the COMPANY after the Closing Date to exceed two to one. The incurring of any other new indebtedness of the Company will require the prior approval of a majority of its board of directors.

3. Employee may not enter into any currency hedging, derivative or similar financial arrangements without the prior approval of USOP.